NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Stephanie Zhadkevich Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020
Alon USA Energy, Inc. Reports Third Quarter 2015 Results

Declares Quarterly Cash Dividend
Schedules conference call for November 3, 2015 at 11:00 a.m. Eastern
DALLAS, TEXAS, November 2, 2015 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the third quarter of 2015. Net income available to stockholders for the third quarter of 2015 was $41.9 million, or $0.60 per share, compared to net income available to stockholders of $38.5 million, or $0.56 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $42.0 million, or $0.60 per share, for the third quarter of 2015, compared to net income available to stockholders of $40.6 million, or $0.59 per share, for the same period last year.
Net income available to stockholders for the first nine months of 2015 was $105.3 million, or $1.51 per share, compared to net income available to stockholders of $31.8 million, or $0.46 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $110.1 million, or $1.58 per share, for the first nine months of 2015, compared to net income available to stockholders of $41.4 million, or $0.60 per share, for the same period last year.
Paul Eisman, President and CEO, commented, “We are pleased with the strong third quarter results across most of our businesses. Our refining segment capitalized on a robust crack spread environment during the third quarter to generate solid margins. Our retail business continued to perform well, and we are encouraged by the strong results from our asphalt segment and the return to profitability in this business.
“While strong financial results are an important driver of shareholder value, we are also focused on unlocking the value embedded in our assets and pursuing growth opportunities to increase shareholder value. We have identified $71 million in annual existing logistics EBITDA across our businesses as discussed in the detail below. We are committed to realizing value from these assets, which we believe are undervalued in our current structure. We also see the potential to implement growth projects in logistics and refining as discussed below.
“The Big Spring refinery ran well during the third quarter of 2015, achieving total throughput of almost 76,000 barrels per day. Despite unfavorable Midland crude differentials, Big Spring generated a refinery operating margin of $16.71 per barrel. The refinery also achieved low direct operating expense of $3.46 per barrel. Our results benefited from a strong wholesale marketing environment driven by a robust gasoline market. During the quarter, our wholesale marketing business sold on average approximately 3,800 barrels per day of gasoline into the Phoenix market.
“The Krotz Springs refinery achieved refinery operating margin of $6.66 per barrel in the third quarter of 2015 and direct operating expense of $3.82 per barrel. The planned major turnaround at Krotz Springs began in late September, and the refinery is currently in the process of restarting. This is a significant effort which takes years of planning, and we are pleased with how the turnaround work has progressed.
“We are pleased to announce that our board has approved moving forward with detailed engineering and procurement of long lead equipment for the sulfuric acid alkylation unit at Krotz Springs. We expect the project to cost $85 million and to generate annual EBITDA of $45 million once completed. The alkylation unit capitalizes on low LPG prices and high values for octane. We believe this project will enhance gasoline margins for Krotz Springs and increase our flexibility in gasoline blending. We expect this project to be completed in 2017.

“Our asphalt segment generated operating income of $18.5 million in the third quarter of 2015. This is the third best quarter in the history of this business. It comes as a result of improved market conditions, especially in West Texas, along with our successful cost reduction initiative. We are encouraged with our results and believe that the improvements in profitability we experienced are sustainable.
“Our retail business continues to perform well. In August, we closed on the acquisition of 14 retail gas stations in the Albuquerque area, and in October, we opened a new, large-format store in El Paso.
“We expect total throughput at the Big Spring refinery to average approximately 75,000 barrels per day for the fourth quarter of 2015. We expect total throughput at the Krotz Springs refinery to average approximately 40,000 barrels per day for the fourth quarter of 2015 due to the planned major turnaround.”
STRATEGIC UPDATE - LOGISTICS
Alon has identified approximately $71 million in annual existing logistics EBITDA associated with the Big Spring refinery and wholesale marketing business owned by Alon USA Partners (NYSE: ALDW) and the Krotz Springs refinery as shown in detail in the table below. The $71 million in logistics EBITDA includes $37 million associated with ALDW and $34 million associated with Krotz Springs.
Logistics master limited partnerships (MLPs) continue to trade at a premium to independent refiners and refining MLPs, implying that these assets are undervalued in Alon’s current structure. The management team is committed to realizing the value of these logistics assets for Alon USA shareholders and Alon Partners unitholders.

Existing Logistics Assets	Assumed Utilization	Estimated Annual EBITDA
		(dollars in thousands)
Alon USA Partners - Big Spring Refinery:
Wholesale marketing business	75,000 bpd	$24,000
Crude and product storage*	2.56 MMBbls	9,000
Other assets (rail and truck racks, product rack, pipelines, salt wells, etc.)		4,000
Total Alon USA Partners Logistics EBITDA		$37,000

Alon USA Energy - Krotz Springs Refinery:
Crude and product docks	64,000 bpd	$17,000
Crude and product storage*	2.68 MMBbls	14,000
Other assets (truck rack, pipeline)		3,000
Total Krotz Springs Logistics EBITDA		$34,000

*	Represents shell capacity.
In addition to the existing logistics assets above, there is the potential for significant growth in MLP-oriented EBITDA across our asset base. We have identified several growth opportunities and are actively developing these projects.
THIRD QUARTER 2015
Special items reduced earnings by $0.1 million for the third quarter of 2015 primarily as a result of after-tax unrealized gains of $0.8 million associated with commodity swaps and an after-tax gain of $5.5 million related to an asphalt inventory adjustment, partially offset by an after-tax employee retention expense of $6.4 million. Special items reduced earnings by $2.1 million for the third quarter of 2014 primarily as a result of after-tax unrealized losses of $1.0 million associated with commodity swaps and $1.1 million associated with losses recognized on disposition of assets.
The combined total refinery average throughput for the third quarter of 2015 was 146,070 barrels per day (“bpd”), consisting of 75,797 bpd at the Big Spring refinery and 70,273 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 151,772 bpd for the third quarter of 2014, consisting of 74,838 bpd at the Big Spring refinery and 76,934 bpd at the Krotz Springs refinery. The reduced throughput at the Krotz Springs refinery during the third quarter of 2015 was in anticipation and preparation for the planned major turnaround, which began in September 2015.
Refinery operating margin at the Big Spring refinery was $16.71 per barrel for the third quarter of 2015 compared to $19.98 per barrel for the same period in 2014. This decrease in operating margin was primarily due to the less favorable industry margin environment. The unfavorable contraction in the WTI Cushing to WTI Midland and the WTI Cushing to WTS spreads was greater than the improvement in the Gulf Coast 3/2/1 spread and the cost of crude benefit from the market moving from backwardation into contango.

Refinery operating margin at the Krotz Springs refinery was $6.66 per barrel for the third quarter of 2015 compared to $9.48 per barrel for the same period in 2014. This decrease in operating margin was primarily due to the less favorable industry margin environment. The unfavorable contraction in the WTI Cushing to WTI Midland spread was greater than the improvement in the Gulf Coast 2/1/1 high sulfur diesel crack spread, the benefit from the widening LLS to WTI Cushing spread and the cost of crude benefit from the market moving from backwardation into contango.
The average Gulf Coast 3/2/1 crack spread was $19.77 per barrel for the third quarter of 2015 compared to $15.90 per barrel for the same period in 2014. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $12.57 per barrel for the third quarter of 2015 compared to $11.07 per barrel for the same period in 2014.
The average WTI Cushing to WTI Midland spread for the third quarter of 2015 was $(0.72) per barrel compared to $9.93 per barrel for the same period in 2014. The average WTI Cushing to WTS spread for the third quarter of 2015 was $(1.46) per barrel compared to $8.14 per barrel for the same period in 2014. The average LLS to WTI Cushing spread for the third quarter of 2015 was $3.89 per barrel compared to $3.41 per barrel for the same period in 2014.
The contango environment in the third quarter of 2015 created a cost of crude benefit of $0.57 per barrel compared to the backwardated environment creating a cost of crude detriment of $1.16 per barrel for the same period in 2014.
Asphalt margins for the third quarter of 2015 were $120.39 per ton compared to $14.31 per ton for the same period in 2014. On a cash basis (i.e., excluding inventory effects), asphalt margins in the third quarter of 2015 were $115.04 per ton compared to $9.03 per ton in the third quarter of 2014. The increase in asphalt margins was primarily due to a smaller reduction in blended asphalt sales price relative to the reduction in cost of blended asphalt during the third quarter of 2015 compared to the third quarter of 2014.
Retail fuel margins increased to 21.7 cents per gallon in the third quarter of 2015 from 20.8 cents per gallon in the third quarter of 2014. Retail fuel sales volume increased to 51.4 million gallons in the third quarter of 2015 from 48.6 million gallons in the third quarter of 2014. Merchandise margins increased to 31.4% in the third quarter of 2015 from 31.2% in the third quarter of 2014. Merchandise sales increased to $86.6 million in the third quarter of 2015 from $84.8 million in the third quarter of 2014.
YEAR-TO-DATE 2015
Special items reduced earnings by $4.8 million for the first nine months of 2015 primarily as a result of after-tax losses of $4.6 million related to an asphalt inventory adjustment and after-tax expenses of $7.1 million associated with our employee retention plan, partially offset by after-tax unrealized gains of $6.4 million associated with commodity swaps and $0.4 million associated with gains recognized on disposition of assets. Special items reduced earnings by $9.6 million for the first nine months of 2014 primarily as a result of after-tax unrealized losses of $9.7 million associated with commodity swaps.
The combined total refinery average throughput for the first nine months of 2015 was 147,800 bpd, consisting of 74,562 bpd at the Big Spring refinery and 73,238 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 134,062 bpd for the first nine months of 2014, consisting of 62,382 bpd at the Big Spring refinery and 71,680 bpd at the Krotz Springs refinery. During the first nine months of 2014, refinery throughput at the Big Spring refinery was reduced as we completed both the planned major turnaround and the vacuum tower project.
Refinery operating margin at the Big Spring refinery was $15.95 per barrel for the first nine months of 2015 compared to $17.35 per barrel for the same period in 2014. This decrease in operating margin was primarily due to the less favorable industry margin environment. The unfavorable contraction in the WTI Cushing to WTI Midland and the WTI Cushing to WTS spreads was greater than the improvement in the Gulf Coast 3/2/1 spread and the cost of crude benefit from the market moving from backwardation into contango.
Refinery operating margin at the Krotz Springs refinery was $8.05 per barrel for the first nine months of 2015 compared to $8.68 per barrel for the same period in 2014. This decrease in operating margin was primarily due to the less favorable industry margin environment. The unfavorable contraction in the WTI Cushing to WTI Midland spread was greater than the improvement in the Gulf Coast 2/1/1 high sulfur diesel crack spread, the benefit from the widening LLS to WTI Cushing spread and the cost of crude benefit from the market moving from backwardation into contango.
The average Gulf Coast 3/2/1 crack spread for the first nine months of 2015 was $19.08 per barrel compared to $16.37 per barrel for the same period in 2014. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first nine months of 2015 was $12.05 per barrel compared to $11.43 per barrel for the same period in 2014.
The average WTI Cushing to WTI Midland spread for the first nine months of 2015 was $0.60 per barrel compared to $7.31 per barrel for the same period in 2014. The average WTI Cushing to WTS spread for the first nine months of 2015 was $0.02 per barrel compared to $6.58 per barrel for the same period in 2014. The average LLS to WTI Cushing spread for the first nine months of 2015 was $4.27 per barrel compared to $4.09 per barrel for the same period in 2014.

The contango environment for the first nine months of 2015 created a cost of crude benefit of $1.04 per barrel compared to the backwardated environment creating a cost of crude detriment of $0.74 per barrel for the same period in 2014.
Asphalt margins for the first nine months of 2015 were $106.60 per ton compared to $46.77 per ton for same period in 2014. On a cash basis (i.e., excluding inventory effects), asphalt margins in the first nine months of 2015 were $110.12 per ton compared to $42.65 per ton in the first nine months of 2014. The increase in asphalt margins was primarily due to a smaller reduction in blended asphalt sales price relative to the reduction in cost of blended asphalt during the first nine months of 2015 compared to the first nine months of 2014.
Retail fuel margins increased to 21.8 cents per gallon in the first nine months of 2015 from 19.5 cents per gallon in the first nine months of 2014. Retail fuel sales volume increased to 147.0 million gallons in the first nine months of 2015 from 142.9 million gallons in the first nine months of 2014. Merchandise margins increased to 32.1% in the first nine months of 2015 from 31.1% in the first nine months of 2014. Merchandise sales increased to $247.5 million in the first nine months of 2015 from $241.3 million in the first nine months of 2014.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.15 per share. The dividend is payable on December 24, 2015 to stockholders of record at the close of business on December 8, 2015.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Tuesday, November 3, 2015, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss the third quarter 2015 results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through November 17, 2015 and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13621429#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Big Spring, Texas with a crude oil throughput capacity of 73,000 barrels per day. In addition, Alon directly owns crude oil refineries in Krotz Springs, Louisiana with a crude oil throughput capacity of 74,000 barrels per day and in California with a crude oil throughput capacity of 70,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates over 300 convenience stores in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2014, IS UNAUDITED)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,151,204	$1,850,097	$3,555,785	$5,276,225
Operating costs and expenses:
Cost of sales	914,193	1,608,080	2,878,612	4,695,072
Direct operating expenses	65,047	70,356	192,108	208,664
Selling, general and administrative expenses (2)	54,100	44,114	148,889	129,836
Depreciation and amortization (3)	31,033	32,170	94,262	91,501
Total operating costs and expenses	1,064,373	1,754,720	3,313,871	5,125,073
Gain (loss) on disposition of assets	23	(1,372)	595	745
Operating income	86,854	94,005	242,509	151,897
Interest expense	(20,696)	(28,202)	(59,950)	(85,473)
Equity earnings of investees	3,451	1,982	4,725	2,801
Other income, net	92	20	151	641
Income before income tax expense	69,701	67,805	187,435	69,866
Income tax expense	17,325	14,331	53,142	14,454
Net income	52,376	53,474	134,293	55,412
Net income attributable to non-controlling interest	10,440	14,992	29,008	23,662
Net income available to stockholders	$41,936	$38,482	$105,285	$31,750
Earnings per share, basic	$0.60	$0.56	$1.51	$0.46
Weighted average shares outstanding, basic (in thousands)	69,893	69,153	69,687	68,873
Earnings per share, diluted	$0.58	$0.55	$1.46	$0.46
Weighted average shares outstanding, diluted (in thousands)	72,526	69,556	72,281	69,261
Cash dividends per share	$0.15	$0.10	$0.40	$0.22
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$60,419	$112,942	$176,310	$144,584
Investing activities	(44,353)	(43,746)	(78,298)	(84,753)
Financing activities	(41,032)	(72,779)	(74,109)	(90,762)
OTHER DATA:
Adjusted net income available to stockholders (4)	$41,981	$40,603	$110,119	$41,389
Adjusted earnings per share (4)	$0.60	$0.59	$1.58	$0.60
Adjusted EBITDA (5)	$120,318	$130,813	$332,038	$256,869
Capital expenditures (6)	26,211	19,141	57,262	73,796
Capital expenditures for turnarounds and catalysts	7,047	25,123	11,410	51,392

	September 30, 2015	December 31, 2014
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$238,864	$214,961
Working capital	161,573	126,665
Total assets	2,220,029	2,200,874
Total debt	560,825	563,687
Total debt less cash and cash equivalents	321,961	348,726
Total equity	739,936	673,778

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (7)	$950,926	$1,617,281	$3,036,458	$4,643,523
Operating costs and expenses:
Cost of sales	781,731	1,414,827	2,505,983	4,186,884
Direct operating expenses	58,162	60,086	170,454	178,362
Selling, general and administrative expenses	23,190	15,637	59,469	44,637
Depreciation and amortization	26,363	27,506	80,366	77,587
Total operating costs and expenses	889,446	1,518,056	2,816,272	4,487,470
Gain (loss) on disposition of assets	1	(1,197)	523	(1,256)
Operating income	$61,481	$98,028	$220,709	$154,797
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$16.71	$19.98	$15.95	$17.35
Refinery operating margin – Krotz Springs (8)	6.66	9.48	8.05	8.68
Refinery direct operating expense – Big Spring (9)	3.46	3.74	3.53	4.69
Refinery direct operating expense – Krotz Springs (9)	3.82	3.88	3.70	4.01
Capital expenditures	$18,627	$11,468	$35,503	$55,323
Capital expenditures for turnarounds and catalysts	7,047	25,123	11,410	51,392
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$19.77	$15.90	$19.08	$16.37
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (10)	$12.57	$11.07	$12.05	$11.43
WTI Cushing crude oil (per barrel)	$46.41	$97.55	$50.91	$99.74
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (11)	$(0.72)	$9.93	$0.60	$7.31
WTI Cushing less WTS (11)	(1.46)	8.14	0.02	6.58
LLS less WTI Cushing (11)	3.89	3.41	4.27	4.09
Brent less LLS (11)	(0.26)	1.72	0.30	4.43
Brent less WTI Cushing (11)	3.78	4.15	4.28	7.25
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.61	$2.65	$1.66	$2.71
Gulf Coast ultra-low sulfur diesel	1.52	2.80	1.68	2.88
Gulf Coast high sulfur diesel	1.39	2.68	1.54	2.78
Natural gas (per MMBtu)	2.73	3.95	2.76	4.41

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	30,810	40.6	37,566	50.2	35,041	47.0	28,524	45.7
WTI crude	42,503	56.1	34,633	46.3	36,834	49.4	31,330	50.2
Blendstocks	2,484	3.3	2,639	3.5	2,687	3.6	2,528	4.1
Total refinery throughput (12)	75,797	100.0	74,838	100.0	74,562	100.0	62,382	100.0
Refinery production:
Gasoline	37,503	49.5	36,842	49.0	37,155	49.6	30,207	48.4
Diesel/jet	28,623	37.8	28,857	38.4	27,596	36.9	21,964	35.2
Asphalt	2,452	3.2	3,052	4.1	2,733	3.7	2,705	4.3
Petrochemicals	4,588	6.1	4,305	5.7	4,770	6.4	3,514	5.6
Other	2,595	3.4	2,078	2.8	2,510	3.4	4,030	6.5
Total refinery production (13)	75,761	100.0	75,134	100.0	74,764	100.0	62,420	100.0
Refinery utilization (14)		100.4%		98.9%		98.5%		97.0%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	21,347	30.4	31,182	40.5	27,010	36.9	28,346	39.5
Gulf Coast sweet crude	43,338	61.7	44,473	57.8	41,838	57.1	42,139	58.8
Blendstocks	5,588	7.9	1,279	1.7	4,390	6.0	1,195	1.7
Total refinery throughput (12)	70,273	100.0	76,934	100.0	73,238	100.0	71,680	100.0
Refinery production:
Gasoline	32,802	45.7	35,532	45.2	34,274	45.8	33,459	45.7
Diesel/jet	29,943	41.8	34,246	43.6	31,041	41.5	31,292	42.8
Heavy Oils	1,299	1.8	1,421	1.8	1,337	1.8	1,129	1.5
Other	7,676	10.7	7,414	9.4	8,168	10.9	7,289	10.0
Total refinery production (13)	71,720	100.0	78,613	100.0	74,820	100.0	73,169	100.0
Refinery utilization (14)		87.4%		102.2%		93.0%		95.2%

ASPHALT SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales (15)	$88,436	$136,992	$208,988	$350,840
Operating costs and expenses:
Cost of sales (15) (16)	59,031	134,116	174,085	329,651
Direct operating expenses	6,885	10,270	21,654	30,302
Selling, general and administrative expenses	2,706	1,348	7,237	6,375
Depreciation and amortization	1,313	1,219	3,665	3,581
Total operating costs and expenses	69,935	146,953	206,641	369,909
Gain (loss) on disposition of assets	—	(136)	—	1,878
Operating income (loss) (19)	$18,501	$(10,097)	$2,347	$(17,191)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (17)	174	186	347	412
Non-blended asphalt sales volume (tons in thousands) (18)	8	15	41	41
Blended asphalt sales price per ton (17)	$494.45	$587.31	$496.63	$571.15
Non-blended asphalt sales price per ton (18)	132.13	422.93	281.22	393.07
Asphalt margin per ton (19)	120.39	14.31	106.60	46.77
Capital expenditures	$840	$1,053	$2,484	$4,272

RETAIL SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$208,856	$249,120	$591,475	$723,027
Operating costs and expenses:
Cost of sales (16)	170,445	212,433	479,680	619,702
Selling, general and administrative expenses	28,024	26,951	81,651	78,296
Depreciation and amortization	3,024	2,847	9,004	8,544
Total operating costs and expenses	201,493	242,231	570,335	706,542
Gain (loss) on disposition of assets	22	(39)	72	124
Operating income	$7,385	$6,850	$21,212	$16,609
KEY OPERATING STATISTICS:
Number of stores (end of period) (20)	308	296	308	296
Retail fuel sales (thousands of gallons)	51,386	48,567	146,992	142,850
Retail fuel sales (thousands of gallons per site per month) (20)	59	57	57	56
Retail fuel margin (cents per gallon) (21)	21.7	20.8	21.8	19.5
Retail fuel sales price (dollars per gallon) (22)	$2.38	$3.38	$2.34	$3.37
Merchandise sales	$86,567	$84,794	$247,547	$241,311
Merchandise sales (per site per month) (20)	$96	$95	$93	$91
Merchandise margin (23)	31.4%	31.2%	32.1%	31.1%
Capital expenditures	$5,365	$5,872	$14,883	$12,094

(1)
Includes excise taxes on sales by the retail segment of $20,068 and $19,012 for the three months ended September 30, 2015 and 2014, respectively, and $57,493 and $55,923 for the nine months ended September 30, 2015 and 2014, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $180 and $178 for the three months ended September 30, 2015 and 2014, respectively, and $532 and $528 for the nine months ended September 30, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $333 and $598 for the three months ended September 30, 2015 and 2014, respectively, and $1,227 and $1,789 for the nine months ended September 30, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to stockholders utilized in determining adjusted earnings per share, excluding after-tax write-off of original issuance discount, after-tax write-off of debt issuance costs, after-tax employee retention expense, after-tax (gain) loss on asphalt inventory adjustment, after-tax unrealized (gains) losses on commodity swaps and after-tax (gain) loss on disposition of assets. Adjusted net income available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income available to stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands)
Net income available to stockholders	$41,936	$38,482	$105,285	$31,750
Plus: Write-off of original issuance discount, net of tax	—	46	—	278
Plus: Write-off of debt issuance costs, net of tax	—	46	—	277
Plus: Employee retention expense, net of tax	6,417		7,060
Less: (Gain) loss on asphalt inventory adjustment, net of tax	(5,549)	—	4,558	—
Less: Unrealized (gains) losses on commodity swaps, net of tax	(806)	973	(6,364)	9,660
Less: (Gain) loss on disposition of assets, net of tax	(17)	1,056	(420)	(576)
Adjusted net income available to stockholders	$41,981	$40,603	$110,119	$41,389
Adjusted earnings per share *	$0.60	$0.59	$1.58	$0.60

*	Adjusted earnings per share includes the effects of dividends on preferred stock on adjusted net income available to stockholders necessary to calculate earnings per share.

(5)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, (gain) loss on disposition of assets and unrealized (gains) losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, (gain) loss on disposition of assets, unrealized (gains) losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income available to stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands)
Net income available to stockholders	$41,936	$38,482	$105,285	$31,750
Net income attributable to non-controlling interest	10,440	14,992	29,008	23,662
Income tax expense	17,325	14,331	53,142	14,454
Interest expense	20,696	28,202	59,950	85,473
Depreciation and amortization	31,033	32,170	94,262	91,501
(Gain) loss on disposition of assets	(23)	1,372	(595)	(745)
Unrealized (gains) losses on commodity swaps	(1,089)	1,264	(9,014)	10,774
Adjusted EBITDA	$120,318	$130,813	$332,038	$256,869
Adjusted EBITDA does not exclude a (gain) loss of $(7,494) and $6,456 for the three and nine months ended September 30, 2015, respectively, resulting from a price adjustment related to asphalt inventory.

(6)
Includes corporate capital expenditures of $1,379 and $748 for the three months ended September 30, 2015 and 2014, respectively, and $4,392 and $2,107 for the nine months ended September 30, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and nine months ended September 30, 2015 excludes realized and unrealized gains on commodity swaps of $12,101 and $49,456, respectively. For the nine months ended September 30, 2015, $8,569 related substantially to inventory adjustments was not included in cost of sales for the Big Spring refinery and the Krotz Springs refinery.
The refinery operating margin for the three and nine months ended September 30, 2014 excludes realized and unrealized losses on commodity swaps of $1,264 and $9,891, respectively.

(9)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(10)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(11)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(15)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of $1,344 and $21,409 for the three months ended September 30, 2015 and 2014, respectively, and $25,126 and $99,409 for the nine months ended September 30, 2015 and 2014, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(16)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(17)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(18)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(19)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin for the three and nine months ended September 30, 2015 excludes a (gain) loss of $(7,494) and $6,456, respectively, resulting from a price adjustment related to asphalt inventory. This (gain) loss is included in the operating income (loss) of the asphalt segment.

(20)	At September 30, 2015, we had 308 retail convenience stores of which 297 sold fuel. At September 30, 2014, we had 296 retail convenience stores of which 284 sold fuel.
The 14 stores acquired in mid-August 2015 have been included in the per site key operating statistics only for the period after acquisition.

(21)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(23)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.